Exhibit 99.1

Contact: Whirlpool Corporation

Media: Jill Saletta, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_relations@whirlpool.com

WHIRLPOOL CORPORATION REPORTS

FIRST-QUARTER 2009 RESULTS

BENTON HARBOR, Mich., April 27, 2009—Whirlpool Corporation (NYSE: WHR) announced today first-quarter 2009 earnings were $0.91 per diluted share compared to $1.22 per diluted share reported in the prior year. The company reported net sales of $3.6 billion, a decrease of 23 percent from the year-ago period. Excluding the impact of foreign exchange translation, the company’s first-quarter sales declined approximately 14 percent.

First-quarter earnings were favorably impacted by cost reduction and productivity initiatives, favorable price/mix and an income tax benefit. These favorable items were partially offset by substantially lower global sales and production volumes, and higher material costs. The company’s results included expenses before tax of $110 million related to restructuring, product recall, a foreign operating tax settlement, legal and other costs. In addition, the company recorded a pre-tax benefit of $97 million related to a postretirement benefit plan change and lower depreciation expense as a result of a change in accounting method.

“Whirlpool made significant progress in the execution of our key operational priorities during the first quarter,” said Jeff M. Fettig, Whirlpool Corporation chairman and chief executive officer. “Despite the continued macroeconomic challenges, our results were positively impacted by previously announced cost savings actions and restructuring initiatives.”

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America

First-quarter sales of $2.1 billion declined 20 percent from the prior year. Excluding the effects of currency, sales declined approximately 17 percent from the prior year. U.S. industry unit shipments of major appliances (T7)* declined 16 percent during the first quarter.

The North America region reported operating profit of $164 million compared to $44 million in the previous year. The improvement was the result of favorable price/mix, cost reduction initiatives and an $87 million gain related to the curtailment of a retiree health savings account. These factors were partially offset by sharply lower unit production volume, higher material costs and a $23 million expense related to product recall costs.

Based on current economic conditions, the company expects full-year 2009 U.S. industry unit shipments to decline approximately 10 percent to 12 percent from 2008 levels compared with its previous expectation of a 10 percent decline.

Whirlpool Europe

Whirlpool Europe reported first-quarter sales of $696 million, a 26 percent decrease from the prior year. Excluding the effects of currency, sales declined approximately 12 percent from the previous year. Overall industry unit demand during the quarter declined approximately 14 percent from the prior year.

Operating profit was breakeven compared with a profit of $45 million reported in the previous year. European results were adversely impacted by unfavorable foreign currency fluctuations and substantially lower unit production volumes. These challenges were partially offset by cost reduction initiatives.

Based on current economic conditions in the European region, the company expects full-year 2009 industry unit shipments to decline approximately 10 percent from 2008 levels compared with its previous expectation of an 8 percent decline.

Whirlpool Latin America

First-quarter net sales declined 26 percent to $689 million. Excluding currency translation, sales for appliances and compressors decreased approximately 9 percent. The sales decline reflected lower appliance industry unit demand outside of Brazil and in the global compressor operation.

Operating profit totaled $57 million in the first quarter compared with $119 million in the prior year. The lower profitability is primarily related to unfavorable foreign currency fluctuations, higher material costs, lower unit volume and a $26 million expense related to an operating tax settlement. These items were partially offset by cost reduction and productivity initiatives.

Based on current economic conditions, the company continues to expect full-year 2009 Brazilian appliance shipments to be flat to down 5 percent.

Whirlpool Asia

Whirlpool Asia reported first-quarter sales of $120 million, decreasing 13 percent from the prior year. Excluding the impact of currency, sales increased 3 percent from the previous year. Operating profit during the quarter totaled $5 million compared to $2 million in the prior year. The year-over-year increase in operating profit resulted from favorable trends in productivity and product price/mix. These favorable items were partially offset by unfavorable foreign currency exchange.

The company continues to expect full-year 2009 industry unit shipments to be flat to down 5 percent from 2008 levels.

Outlook

For the full-year 2009, Whirlpool Corporation’s expectation of earnings per diluted share between $3.00 and $4.00 remains unchanged. For the full year, the company expects to generate free cash flow** between $300 million and $400 million. The company’s earnings and free cash flow projections are based upon our current economic forecasts and business plans.

“As we had previously anticipated, global macroeconomic factors have remained negative and volatile during the first quarter,” said Fettig. “We remain focused on aggressively managing our cost structure and bringing best in class products and innovation to the marketplace.”

*	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.
**	A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operations appears below under the heading “Cash Flow Reconciliation.”

FIRST-QUARTER 2009 INNOVATIONS

•	Whirlpool North America Region launched:

•	The Whirlpool brand Resource Saver refrigerator, which is the most energy efficient side-by-side refrigerator ever and exceeds U.S. federal efficiency standards by more than 30 percent.

•	The Whirlpool brand Cabrio high efficiency washing machine which meets or exceeds CEE Tier III energy specifications, the most efficient energy level for a top-load washing machine.

•	The Maytag brand JetClean dishwasher with a Silverware Blast option that uses targeted spray jets positioned over the silverware basket for focused cleaning.

•

Maytag brand ENERGY STAR® qualified side-by-side refrigerators that feature the Fill-N-Chill dispenser and Right Sized Ice Cubes. The Fill-N-Chill option dispenses water and ice cubes concurrently from a single dispenser.

•	KitchenAid brand Superba series EQ dishwashers deliver the best cleaning results, energy efficiency, and the lowest sound levels in the industry.

•

The Gladiator GarageWorks brand Claw v3.0 Advanced Bike Storage Device. Building on the innovation of the original Claw that is ceiling mounted, the Claw v3.0 provides the same innovative features but attaches to Gladiator wall systems.

•	Whirlpool Europe Region launched:

•	Bauknecht brand Deep Silent hoods designed to quietly and reliably extract cooking odors from the kitchen.

•	A modular line of Bauknecht brand cooktops. The induction, ceramic and gas module cooktops can be mixed and matched and installed in sets of two, three or four.

•	KitchenAid brand ice makers designed to produce high quality, crystal clear ice cubes. The KitchenAid ice makers form ice cubes layer by layer to eliminate impurities and opaque colors.

•	Whirlpool Latin America Region launched:

•	Consul brand energy efficient freezers (the Consul 180 and the Consul Slim 200). Both products have received the “Class A” Procel Seal for energy efficiency.

•

Consul brand Aquarela microwaves designed to make the kitchen more creative and fun. Consumers are able to tailor the compartment on the microwave door with one of 12 sheets containing recipe tips – such as fast snacks and desserts – as well as spaces for photographs and telephone numbers.

•	Whirlpool Asia Region launched:

•	Whirlpool brand Professional Sport front load washing machine in India. The washing machine is geared toward young, active consumers.

•

Whirlpool brand WhiteMagic ProXL top loading washing machine. The large capacity washing machine can clean up to eight king size sheets in a single load and comes with 6th Sense technology, Stain Wash and has a built-in heater.

FIRST-QUARTER 2009 AWARDS AND ACCOMPLISHMENTS

•	Whirlpool Corporation ranked sixth in the electronics industry on FORTUNE magazine’s World’s Most Admired Companies list.

•	Whirlpool Corporation was named one of the 100 Best Corporate Citizens (#51) by Chief Responsibility Officer magazine, marking the eighth time Whirlpool Corporation has been named to the list.

•

Whirlpool Corporation recognized with the 2009 ENERGY STAR® Sustained Excellence award by the U.S. Environmental Protection Agency (EPA) and the U.S. Department of Energy (DOE). This is the company’s 10th ENERGY STAR® award and fourth consecutive Sustained Excellence win.

•	Whirlpool was named one of the Best Companies to Work for in Mexico.

•	In Ireland, the Whirlpool Shared Services Center was named as one of the Top Best 50 Companies to work for. This marks the sixth time Whirlpool Ireland has earned that distinction.

•

Whirlpool Europe will receive funding from the Italian Government for its Greenkitchen project, as an integrated system of innovative appliances reducing energy consumption. The Italian Ministry of Economic Development declared: “The Government invests in companies that invest in quality and sustainability.”

•	Whirlpool Slovenia earned Superbrand status for 2008. Superbrands is the global branding authority present in 82 countries.

•	A leading consumer magazine ranked the Whirlpool brand top-mount freezer refrigerator number one in its category for overall performance, reliability and energy efficiency.

•	Whirlpool brand laundry was recognized nine times in the February 2009 issue of a leading consumer magazine, including a number one rating for the Whirlpool Cabrio washing machine.

•

Three Amana products received designations from a leading consumer magazine. The Amana® bottom-freezer refrigerator was rated the number one bottom-freezer refrigerator and a “Best Buy.” The French door bottom-freezer refrigerator received a “Best Buy” rating and the front-load washer was rated a “Recommended Buy” as well.

•	The Whirlpool brand frost-free refrigerator was named “Product of the Year” in India and received the award for the “Best Innovative Product” in the refrigerator category.

Cash Flow Reconciliation

The table below reconciles actual 2009 and 2008 and projected 2009 cash provided by operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by operations after capital expenditures and proceeds from the sale of assets/businesses.

	Three Months Ended March 31		2009 Outlook
(millions of dollars)	2009	2008
Cash (used in) / provided by operations	$(272)	$(338)	$700	-	$800
Capital expenditures	(112)	(107)	(450)	-	(500)
Proceeds from sale of assets	13	1	50	-	100

Free cash flow	$(371)	$(444)	$300	-	$400

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion, 70,000 employees, and 68 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers, including Sears Holding Corporation in North America (accounting for approximately 11% of Whirlpool’s 2008 consolidated net sales of $18.9 billion) and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) litigation including product liability and product defect claims; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (10) health care cost trends and regulatory changes that could increase future funding obligations for pension and other postretirement benefit plans; (11) Whirlpool’s ability to obtain and protect intellectual property rights; (12) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (13) the effects of governmental investigations or related actions by third parties; (14) the impact of labor relations; (15) our ability to attract, develop and retain executives and other qualified employees; (16) the cost of compliance with environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

THREE MONTHS ENDED MARCH 31

(Millions of dollars, except per share data)

	2009	2008
Net sales	$3,569	$4,614
Expenses
Cost of products sold	3,045	4,000
Selling, general and administrative (exclusive of intangible amortization)	327	440
Intangible amortization	7	7
Restructuring costs	24	8

Operating profit	166	159

Other income (expense)
Interest and sundry income (expense)	(47)	(7)
Interest expense	(62)	(49)

Earnings before income taxes and other items	57	103
Income tax (benefit) expense	(16)	3

Net earnings	73	100
Less: Net earnings available to noncontrolling interests	(5)	(6)

Net earnings available to Whirlpool common stockholders	$68	$94

Per share of common stock
Basic net earnings available to Whirlpool common stockholders	$0.92	$1.23

Diluted net earnings available to Whirlpool common stockholders	$0.91	$1.22

Dividends	$0.43	$0.43

Weighted-average shares outstanding (in millions)
Basic	74.2	76.3
Diluted	74.7	77.3

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(Millions of dollars, except share data)

	(Unaudited) March 31, 2009	December 31, 2008
Assets

Current assets
Cash and equivalents	$193	$146
Accounts receivable, net of allowance for uncollectible accounts of $62 and $66 at March 31, 2009 and December 31, 2008, respectively	1,936	2,103
Inventories	2,573	2,591
Deferred income taxes	563	580
Other current assets	555	624

Total current assets	5,820	6,044

Other assets
Goodwill, net	1,726	1,728
Other intangibles, net of accumulated amortization of $108 and $96 at March 31, 2009 and December 31, 2008, respectively	1,810	1,821
Other assets	933	954

Total other assets	4,469	4,503

Property, plant and equipment
Land	70	74
Buildings	1,170	1,186
Machinery and equipment	7,492	7,549
Accumulated depreciation	(5,819)	(5,824)

Total property, plant and equipment	2,913	2,985

Total assets	$13,202	$13,532

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$2,392	$2,805
Accrued expenses	538	530
Accrued advertising and promotions	255	440
Employee compensation	356	306
Notes payable	829	393
Current maturities of long-term debt	248	202
Other current liabilities	783	887

Total current liabilities	5,401	5,563

Noncurrent liabilities
Long-term debt	1,956	2,002
Pension benefits	1,490	1,505
Postretirement benefits	744	822
Other liabilities	550	567

Total noncurrent liabilities	4,740	4,896

Commitments and contingencies

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 104 million shares issued at March 31, 2009 and December 31, 2008, respectively, 74 million and 73 million shares outstanding at March 31, 2009 and December 31, 2008, respectively	104	104
Additional paid-in capital	2,036	2,033
Retained earnings	4,029	3,993
Accumulated other comprehensive income (loss)	(1,323)	(1,259)
Treasury stock, 30 million shares and 31 million shares at March 31, 2009 and December 31, 2008, respectively	(1,859)	(1,865)

Total Whirlpool stockholders’ equity	2,987	3,006

Noncontrolling interests	74	67

Total equity	3,061	3,073

Total liabilities and stockholders’ equity	$13,202	$13,532

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

THREE MONTHS ENDED MARCH 31

(Millions of dollars)

	2009	2008
Operating activities
Net earnings	$73	$100
Adjustments to reconcile earnings to cash used in operating activities:
Depreciation and amortization	115	153
Curtailment gain	(92)	—
Gain on disposition of assets	(1)	(2)
Changes in assets and liabilities:
Accounts receivable	114	114
Inventories	(27)	(180)
Accounts payable	(362)	(187)
Restructuring charges, net of cash paid	(16)	(22)
Taxes deferred and payable, net	(12)	(5)
Accrued pension	(7)	(6)
Employee compensation	62	(90)
Other	(119)	(213)

Cash used in operating activities	(272)	(338)

Investing activities
Capital expenditures	(112)	(107)
Proceeds from sale of assets	13	1

Cash used in investing activities	(99)	(106)

Financing activities
Net proceeds from short-term borrowings	458	314
Dividends paid	(32)	(33)
Repayments of long-term debt	(1)	(127)
Proceeds from borrowings of long-term debt	—	501
Purchase of treasury stock	—	(97)
Common stock issued	—	4
Other	(5)	(5)

Cash provided by financing activities	420	557

Effect of exchange rate changes on cash and equivalents	(2)	7

Increase in cash and equivalents	47	120
Cash and equivalents at beginning of period	146	201

Cash and equivalents at end of period	$193	$321